Exhibit 21.1

List of Subsidiaries

TNI BioTech International, Ltd., Tortola, British Virgin Islands.  Incorporated in the British Virgin Islands in October 2012.  Set up to market and sell Naltrexone outside the United States.

TNI BioTech, LTD, United Kingdom.  Incorporated in the United Kingdom in August 2013.  Set up as a micro, small or medium-sized enterprise (“SME”) to be able to use administrative and financial assistance programs offered by the European Medicines Agency (“EMA”) specifically to SMEs.

Cytocom Inc., Delaware. Incorporated in Delaware in December 2013. Set up to conduct clinical trials in the United States.

Airmed Biopharma Limited, Dublin, Ireland.  Incorporated  in Ireland in March 2014.  Set up to qualify for tax incentives for Irish holding/headquartered companies, and to benefit from the network of double tax treaties that reduce withholding taxes.

Airmed Holdings Limited, an Irish company domiciled in Bermuda.  Incorporated  in Bermuda in March 2014.    Set up to manage international distribution.